UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 21, 2009

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA	M9C 5K1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 21, 2009, Nortel Networks Corporation (NNC) announced that its principal operating subsidiary, Nortel Networks Limited (NNL), and its U.S. subsidiary, Nortel Networks Inc., plan to sell, by auction, the assets of its Carrier Networks business associated with the development of Next Generation Packet Core network components (Packet Core Assets).

The Packet Core Assets consist of software to support the transfer of data over existing wireless networks and the next generation of wireless communications technology, including relevant non-patent intellectual property, equipment and other related tangible assets. In connection with this proposed sale, NNL also expects to grant the purchaser a non-exclusive license of relevant patent intellectual property.

Nortel has filed a motion seeking the establishment of a Section 363 sale procedure with the United States Bankruptcy Court for the District of Delaware that will allow qualified bidders to submit offers for the Packet Core Assets. A similar motion for the approval of the sale procedure will be filed with the Ontario Superior Court of Justice. Any sale would be subject to approval by the U.S. and Canadian courts.

As previously announced, NNC does not expect that its common shareholders or the preferred shareholders of NNL will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/s/ ANNA VENTRESCA
Anna Ventresca General Counsel – Corporate and Corporate Secretary

By:	/s/ GRACE K. MCDONALD
Grace K. McDonald Assistant Secretary

Dated: September 22, 2009